Press Release

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Announces New Addition to Board of Directors

-	Board appoints local business leader, Stephen L. Robertson; Robertson chosen for leadership skills and business acumen.

Winston-Salem, North Carolina, September 17, 2008 - Southern Community Financial Corporation (Nasdaq symbol: SCMF & SCMFO) has chosen Stephen L. Robertson to serve on its Board of Directors. Mr. Robertson is President and CEO of Robertson Airtech International, headquartered in Charlotte, NC, providing engineering, design, fabrication, installation and service of refrigeration, air conditioning, air filtration, and compressed air control systems across a broad spectrum of applications. He has served in this capacity since 1991. Prior to his involvement with Robertson Airtech International, Mr. Robertson spent eighteen years in the telecommunications and radio and television broadcast industries, with New Market Media Corporation and Summit Communications (both in the Winston-Salem, N.C. area). He brings significant executive and financial management skills to the Board.

Mr. Robertson serves on various corporate and non-profit organizations’ boards including Wake Forest University Baptist Medical Board of Directors (Chairman), North Carolina Baptist Hospital Board of Trustees (Chairman), Lead International Board of Directors (International Management Consulting Company headquartered in London), Davie County Emergency Health Corporation Board of Trustees (Davie County Hospital), Davie County Economic Development Commission Board Member and several other non-profit boards located in the Triad, North Carolina area.

Mr. Robertson earned his bachelor’s degree in business from Marshall University and his master’s degree in business from Fuqua School of Business, from Duke University. He is a Certified Public Accountant licensed in North Carolina.

“Our Board is very pleased to have Steve Robertson as a member of our team,” said Scott Bauer, Chairman and CEO of Southern Community. “He brings broad based experience that will be an asset to our institution and shareholders.”

Mr. Robertson’s appointment to a multi-year term is subject to election by shareholders at the annual shareholders’ meeting in May.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two branches throughout North Carolina. Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com.

For more information:
Scott Bauer, Chairman and Chief Executive Officer
James Hastings, Executive Vice President and Chief Financial Officer
(336) 768-8500